U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2009

American Capital, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2009, American Capital, Ltd. (the “Company”) amended and restated the employment agreements for the following named executive officers: Mr. John Erickson, the Company’s President, Structured Finance and Chief Financial Officer; Mr. Ira Wagner, the Company’s President, European Private Finance; Mr. Gordon O’Brien, the Company’s President, Specialty Finance and Operations; and Mr. Darin R. Winn, the Company’s Senior Vice President and Senior Managing Director (collectively, the “Amendments”), which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. The Amendments effect the following principal changes to the officers’ existing employment agreements:

(i)	The one year term of each employment agreement was extended to two years, and the agreements were amended to provide that if the Company gives written notice of its intent to discontinue the daily extensions of the term within the two months preceding or the 18 months following a Change of Control, the giving of that notice will be treated as a termination by the Company for other than Misconduct as of the date the notice is given;

(ii)	The base salary in each employment agreement was set at the officer’s current base salary;

(iii)	The target incentive amount in each employment agreement was set in dollars, instead of a percentage of base salary, at the officer’s current target incentive amount;

(iv)	In the event of the termination of employment by Messrs. Erickson and Wagner with Good Reason or by the Company for reasons other than Misconduct or Disability, (a) the severance continuation period was decreased to 15 months instead of 18 months, and (b) the additional severance payment was also decreased correspondingly from a Multiplier of 1.5 to a Multiplier of 1.25;

(v)	In the event of the termination of employment by Mr. O’Brien with Good Reason or by the Company for reasons other than Misconduct or Disability, (a) the severance continuation period was increased to 15 months instead of 12 months, and (b) the additional severance payment was also increased correspondingly from a Multiplier of 1 to a Multiplier of 1.25; and

(vi)	In the event of the termination of employment by Messrs. O’Brien and Winn with Good Reason or by the Company for reasons other than Misconduct or Disability within the two months preceding or the 18 months following a Change of Control, (a) the severance continuation period was increased to 24 months instead of 18 months, and (b) the additional severance payment was also increased correspondingly from a Multiplier of 1.5 to a Multiplier of 2.

The Company downsized significantly in 2008, reducing the amount of its workforce by 32%. In order to help motivate and retain its remaining employees so that it can continue to operate effectively and efficiently during this unprecedented time of global financial crisis, the Company recently implemented a retention program for all employees, which includes a performance requirement for executive officers. Under the program, each employee will generally receive 50% of the employee’s target incentive payment amount in 2009 in four equal quarterly installments so long as the employee is not terminated for cause or resigns for any reason prior to March 31, 2010.

As part of the retention program, the Company entered into letter agreements on March 27, 2009 with Mr. Wilkus, the Chairman of the Board of Directors and Chief Executive Officer of the Company, and Messrs. Erickson, O’Brien, Wagner and Winn, relating to the quarterly payment of a retention payment (the “Retention Payment”) equal to an aggregate 50% of each officer’s Target Incentive Payment Amount. Unlike non-executive employees, the Retention Payment for each executive officer is contingent upon the achievement of three out of seven performance goals established by the Compensation and Corporate Governance Committee for each quarter. In addition, as noted above, each executive officer is not eligible for the Retention Payment if the officer terminates his employment without Good Reason or is terminated by the Company for Misconduct, and if one of these events occurs prior to March 31, 2010, the officer must reimburse the Company for the amount of any Retention Payment paid to such officer after applicable withholdings. If the Company terminates the officer for reasons other than for Misconduct prior to the officer receiving the full amount of the Retention Payment, the officer will be paid the pro rata portion of the Target Incentive Payment due to the officer under his respective employment agreement, less the amount of any Retention Payment already paid to such officer. Any portion of the officer’s Target Incentive Payment Amount in excess of the Retention Payment will continue to be paid based on existing standards for Target Incentive Payments.

Defined terms used and not defined herein shall have the meaning assigned to such terms in each employment agreement, as amended and restated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.

Dated: April 2, 2009	By:	/s/ Samuel A. Flax
Samuel A. Flax Executive Vice President, General Counsel, Chief Compliance Officer and Secretary